Exhibit 10.10

The contract for providing RFID-based educational materials of a RFID-based application education center

Parties of the contracts	KTNetworks, Clavis Technologies
The contract period	2008.06.05~2008.07.25
The contract amount	\ 223,839,000 (including VAT, Value-Added Tax)
Contents of the contract	providing RFID-based educational materials of a RFID-based application education center of Cheju Halla College
Attached papers	Appendix 1. Statement for what will be provided